Exhibit 10.1

OPTION AMENDMENT AGREEMENT

This Option Amendment Agreement (the “Amendment”) is made and entered into as of May     , 2005 by and between Agile Software Corporation, a Delaware corporation with its principal place of business at 6373 San Ignacio Avenue, San Jose, California 95119 (“Agile”) and                      (“Optionee”).

RECITALS

A.	As of April 30, 2005, Optionee held one or more options to purchase shares of Agile Common Stock (each, an “Option” and collectively, the “Options”);
B.	The parties desire to amend the Option with respect to vesting in the event of an Corporate Transaction.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1. Definitions. Unless otherwise stated, capitalized terms used but not defined herein will have the meanings ascribed to them in the Option and Plan.

2. Amendment. Each Option is hereby amended to add, or, where the Option already has provisions addressing acceleration of vesting of assumed options in the event of a Corporate Transaction, such language is hereby replaced with, the following language:

“Section 6(e) (or such other section of the applicable Option Agreement which addresses acceleration of assumed options in connection with an Involuntary Termination following a Corporate Transaction) is hereby replaced with the following:

In the event of a Corporate Transaction and provided that this Option is assumed in connection with such Corporate Transaction and, during a period of eighteen (18) months following such Corporate Transaction, Optionee’s Service ceases in circumstances that would constitute a Termination Upon a Change in Control (as defined in the Agile Software Corporation Executive Retention and Severance Plan of October 17, 2002) then, notwithstanding any other provision of the Stock Option Agreement or Option Plan, all Option Shares not previously vested will automatically and fully vest upon such Termination Upon a Change in Control. Further, notwithstanding anything stated in the Stock Option Agreement or Option Plan to the contrary, in the circumstances where vesting of this Option is accelerated pursuant to the preceding sentence, this Option shall remain exercisable until the earlier of (i) the Expiration Date, or (ii) the expiration of the one year period measured from the effective date of the Termination Upon a Change in Control.”

3. Impact of Amendment. The Company and the Optionee acknowledge that they understand that vesting under some or all of the Options was fully accelerated by the Company effective April 30, 2005 and, with respect to such acceleration, the Company imposed resale restrictions on the shares underlying the accelerated Options that restrict the resale of such shares except to the extent that, at the time of resale, the accelerated Option would have been vested as to such shares. The Company hereby confirms that the resale restrictions shall be removed and of no further force or effect, and the underlying shares will be freely tradable, to the extent such Options would have been vested after giving effect to the acceleration of vesting set forth in this Amendment, and further confirms that the provisions of this Amendment are in addition to and not in lieu of existing provisions in the Stock Option Agreement and/or Option Plan relating to acceleration of vesting with respect to options that are not assumed in a Corporate Transaction.

4. No Other Changes. Except as explicitly provided herein, the terms of the Option remain unchanged.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by authorized signatories, all as of the date first written above.

AGILE SOFTWARE CORPORATION

By:		By:
(Signature)

(Print Name & Title)

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